Exhibit 99.1

Exhibit 99.1     Press Release Dated February 10, 2005

Press Release

Contact:
David G. Mazzella
President & CEO
Veramark Technologies, Inc.
585-381-6000
dmazzella@veramark.com

FOR IMMEDIATE RELEASE

Veramark Reports Fourth Quarter Sales Growth & Profit

Pittsford, N.Y., February 10, 2005 — Veramark Technologies, Inc. (OTCBB: VERA) today announced financial results for the fourth quarter and year ended December 31, 2004. For the quarter ended December 31, 2004, Veramark reported sales of $3,013,000, an increase of 6% from sales of $2,844,000 for the same quarter of 2003. Sales for the twelve months ended December 31, 2004 totaled $11,036,000, a 4% decrease from sales of $11,464,000 in 2003.

     Veramark also reported net income of $416,000, or $0.04 per diluted share for the quarter ended December 31, 2004, which compared with a profit of $466,000, or $0.05 per diluted share for the fourth quarter of 2003. For the twelve months ended December 31, 2004, Veramark’s net loss of $114,000, or $0.01 per share compared with a net income of $295,000, or $0.03 per diluted share for 2003.

     Commenting on the fourth quarter and year end results, David G. Mazzella, Veramark’s President and CEO, commented, “We are gratified by the increase in revenues achieved in the second half of the year, versus the first half of 2004, which we believe gives validity to our decision in 2003 to end-of-sale our Quantum Series® enterprise product suite in order to focus our efforts on the development of VeraSMART®, the next generation replacement for the Quantum Series. While we were cognizant of the impact that decision would have on short-term financial results and cash flows, we were convinced at that time, and continue to be, that accelerating the development of VeraSMART was the proper decision to ensure long-term growth and profitability. During the fourth quarter of 2004, VeraSMART accounted for 23% of our total revenues, and for the year ended December 31, 2004, grew almost three fold from 2003 results. During the fourth quarter of 2004 we successfully completed the installation of ten new VeraSMART systems cutting across a wide range of markets including state and local governmental units, financial institutions, and the defense industry. Primarily, as a result of the increased VeraSMART sales activity, we also achieved a positive cash flow of $272,000 for the quarter.

     “With the early January 2005 release of VeraSMART 3.0, which further expands VeraSMART’s functionality to include the ability to import electronic invoices, in addition to paper invoices, coupled with a comprehensive set of tools which will allow a user to allocate charges and run detailed trending and analysis reports, we feel we are well positioned to substantially increase enterprise-level sales in 2005.”

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     Mr. Mazzella further commented that, “We did see a 4% decrease in sales of our telemanagement product line for 2004 as compared to 2003 as a result of Avaya Inc.’s early 2004 acquisition of one of our major distribution channels. We were able to make up a significant piece of that lost revenue through other channels of distribution, and we continue to work diligently to open new channels for the company, as well as strengthening existing channels.”

About Veramark Technologies, Inc.

     For more than 20 years, Veramark (www.veramark.com) has set the industry standard for telecom network cost control solutions by delivering technological excellence, application experience and process expertise. Our focus on convergence in the communications market has resulted in a broad portfolio of products and services that allow enterprises to measurably reduce communications expenses, optimize network performance, increase productivity, and improve enterprise security. Our solutions are fully compatible with IP-telephony, traditional PBX, and CENTREX environments.

     Veramark’s totally web-based software architecture leverages leading edge technology to consistently deliver enterprise cost management solutions that are easy to use, install and maintain. The company’s leadership position is demonstrated by relationships with telecom’s elite—Avaya®, Nortel Networks®, Cisco Systems®, NEC America®, and others—and by having sold nearly 100,000 systems to clients that range from the Fortune 500, to the public sector, and small businesses.

     All of Veramark’s products and services are made and provided by personnel in the United States.

     Veramark, VeraSMART, and Quantum Series are registered trademarks of Veramark Technologies, Inc.

All other marks are the property of their respective owners.

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(See Accompanying Table)

VERAMARK TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)

	Fourth Quarter Ended
	December 31,
	2004		2003
Sales		$3,012,683		$2,844,153

Income Before Taxes		$416,047		$465,935

Income Taxes	$	- 0 -	$	- 0 -

Net Income		$416,047		$465,935

Net Income Per Diluted Share		$0.04		$0.05

Diluted Weighted Average Number of Shares Outstanding		9,418,877		9,625,106

	Fiscal Year Ended
	December 31,
	2004		2003
Sales		$11,035,966		$11,463,867

Income (Loss) Before Taxes		$(113,560)		$294,934

Income Taxes	$	- 0 -	$	- 0 -

Net Income (Loss)		$(113,560)		$294,934

Net Income (Loss) Per Diluted Share		$(0.01)		$0.03

Diluted Weighted Average Number of Shares Outstanding		8,606,759		9,061,134

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the impact of competition or changes in the marketing strategies of major distributors.